Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE	Contact:	Terry Sanford, EVP & CFO Carriage Services, Inc. 713-332-8400

	Investors:	Alexandra Tramont/Matt Steinberg FD (212) 850-5600
CARRIAGE SERVICES ANNOUNCES 2011 FIRST QUARTER RESULTS
RAISES FOUR QUARTER OUTLOOK
HOUSTON — May 5, 2011 — Carriage Services, Inc. (NYSE: CSV) today announced results for the first quarter ended March 31, 2011, compared to the first quarter of 2010, as follows:
FIRST QUARTER FINANCIAL RESULTS
•	Total Revenue of $50.9 million, an increase of 8.6% compared to $46.8 million;

•	Adjusted Consolidated EBITDA of $13.2 million, an increase of 12.1% compared to $11.8 million;

•	Net Income of $3.3 million, an increase of 18.5% compared to $2.8 million;

•	Diluted EPS of $0.18 per share, and, after adjusting for special charges, Adjusted Diluted EPS of $0.19, an increase of 18.8% compared to $0.16 per diluted share;

•	Free Cash Flow of $2.3 million, an increase of 64.3% compared to Free Cash Flow of $1.4 million.
     Melvin C. Payne, Chief Executive Officer, stated, “We had a strong first quarter with an 8.6% revenue increase being converted into an increase of 12.1% in Adjusted Consolidated EBITDA and an increase of 18.8% in Adjusted EPS. Our funeral, cemetery and financial groups each had increases in revenue, Field EBITDA and Field EBITDA Margins, and our Free Cash Flow was $0.9 million or 64% higher than last year’s. Our cemetery performance was outstanding, as operating revenue increased 4.7%, which was converted into an increase of 30% in Cemetery Field EBITDA and a 520 basis point increase in our Cemetery Field EBITDA Margin to 26.9%.”
     “After two straight record performance years in 2009 and 2010, we have set our operational, financial and growth goals high for 2011, consistent with my challenge to our entire organization to make 2011, Carriage’s 20th year anniversary, a breakout performance year. With a strong first quarter and two recent quality acquisitions, we are modestly raising our Four Quarter Revenue Outlook to $198-$203 million and EPS Outlook to 52¢-56¢.”

     “Reflecting the progress we have made as a public company over the last several years and the confidence we feel about the future, we are initiating a 2.5¢ quarterly dividend on our common shares for the first time. This dividend policy will be funded from Free Cash Flow and represents about $1.8 million of annual dividend payments which amounts to approximately 10% of the Free Cash Flow we produced in 2010. The new dividend policy reflects our commitment to building long-term shareholder value.”
     “Our acquisition pipeline remains active, enabling us to be highly selective and to allocate capital where we can achieve organic growth and superior returns over the long-term. With strong and growing Free Cash Flow, no long-term debt maturities until 2015, and no borrowings under our bank revolving credit, we have ample balance sheet strength and financial flexibility to capitalize on what appears to be an acceleration of consolidation in our industry compared to the last twelve years,” concluded Mr. Payne.
FINANCIAL REPORTING UPDATE
     We continue to increase the transparency of our operational and financial performance. Beginning with the first quarter of 2011, Carriage is reporting Financial Revenue, Financial EBITDA and Financial EBITDA Margin as one of our three reporting profit centers within our trend reports, including retroactively in our rolling Five Year Annual and Five Quarter trend reports included in our Company and Investment Profile. Our three categories of trust funds are contributing increasing amounts of revenue and profit to our performance, a contribution which is not controlled by or influenced by our operating leaders. As a result, we now show pure operating revenue, field profit and field profit margins without any financial revenues included for both our funeral and cemetery operations. We believe strongly that a higher degree of field operating transparency without financial revenue and corporate and regional overhead allocations will enable us to focus on weak operational performance trends faster, and lead to sustainable operational and financial performance increases sooner, than otherwise would be the case.
TREND REPORTING
     Management monitors consolidated same store and acquisition field operating and financial results both on a most recent rolling five year and five quarters basis (“Trend Reports”) to reflect long-term and short term trends and seasonality. “Acquisition” is defined as businesses acquired since January 1, 2007. This classification of acquisitions has been important to management and investors in monitoring the results of these businesses and to gauge the leveraging performance contribution that a selective acquisition program can have on the total company performance over a five year timeframe. The Trend Reports highlight trends in volumes, operating revenues, financial revenues, Field EBITDA (controllable profit), Field EBITDA Margin (controllable profit margin), the components of overhead, and interest expense (capital structure cost).
     The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of costs and expenses such as incentive compensation and legal expenses unrelated to day to day operations. Regional fixed overhead and corporate fixed overhead represent the costs and expenses of our regional operations organization and the home office. Each of the corporate and field operational leaders is the “owner” of his/her “fixed” overhead costs, which are primarily related to headcount, salary level and benefits, as well as department specific “variable” costs, all of which are reviewed monthly.
     Trend reporting allows management to focus on the key operational and financial drivers relevant to the longer term performance and valuation of the Company’s portfolio of death care businesses. Please visit the Investor Relations homepage of Carriage Services’ web site at www.carriageservices.com for a link to the five year Annual and Quarterly (most recent five quarters) Trend Reports.

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
For the Three Month Periods Ended March 31, 2010 and March 31, 2011
($000’s)

	Quarter 1	Quarter 1
	2010	2011
CONTINUING OPERATIONS
Same Store Contracts
Atneed Contracts	4,260	4,247
Preneed Contracts	1,038	1,145

Total Same Store Funeral Contracts	5,298	5,392

Acquisition Contracts
Atneed Contracts	952	1,631
Preneed Contracts	281	428

Total Acquisition Funeral Contracts	1,233	2,059

Total Funeral Contracts	6,531	7,451

Funeral Operating Revenue
Same Store Revenue	$28,682	$29,320
Acquisition Revenue	5,138	7,842

Total Funeral Operating Revenue	$33,820	$37,162
Cemetery Operating Revenue
Same Store Revenue	$7,756	$8,064
Acquisition Revenue	1,540	1,672

Total Cemetery Operating Revenue	$9,296	$9,736
Financial Field Revenue
Preneed Funeral Commission Income	$688	$473
Preneed Funeral Trust Earnings	1,582	1,473
Cemetery Trust Earnings	1,037	1,661
Preneed Cemetery Finance Charges	424	353

Total Financial Field Revenue	$3,731	$3,960

Total Revenue	$46,847	$50,858

Field EBITDA
Same Store Funeral Field EBITDA	$10,360	$10,777
Same Store Funeral Field EBITDA Margin	36.1%	36.8%
Acquired Funeral Field EBITDA	1,471	2,261
Acquired Funeral Field EBITDA Margin	28.6%	28.8%

Total Funeral Field EBITDA	$11,831	$13,038
Total Funeral Field EBITDA Margin	35.0%	35.1%
Same Store Cemetery Field EBITDA	$1,552	$2,074
Same Store Cemetery Field EBITDA Margin	20.0%	25.7%
Acquired Cemetery Field EBITDA	465	546
Acquired Cemetery Field EBITDA Margin	30.2%	32.7%

Total Cemetery Field EBITDA	$2,017	$2,620
Total Cemetery Field EBITDA Margin	21.7%	26.9%

Funeral Financial Field EBITDA	$1,924	$1,603
Cemetery Financial Field EBITDA	1,461	2,014

Total Financial Field EBITDA	$3,385	$3,617
Total Financial Field EBITDA Margin	90.7%	91.3%

Total Field EBITDA	$17,233	$19,275
Total Field EBITDA Margin	36.8%	37.9%
Overhead
Total Variable Overhead	$984	$1,201
Total Regional Fixed Overhead	777	906
Total Corporate Fixed Overhead	3,669	3,942

Total Overhead	$5,430	$6,049
Adjusted Consolidated EBITDA	11.6%	11.9%

	$11,803	$13,226
Adjusted Consolidated EBITDA Margin	25.2%	26.0%
Special Charges
Securities Transactions Expenses	—	138
Termination Expenses	—	117
Other Expenses	—	80

Sum of Special Charges	—	335
Consolidated EBITDA	$11,803	$12,891
Consolidated EBITDA Margin	25.2%	25.3%
Property Depreciation & Amortization	$2,469	$2,398
Non Cash Stock Compensation	336	445
Interest Expense	4,554	4,554
Other (Income)	(218)	(29)

Pretax Income	$4,662	$5,523
Income tax	1,888	2,237
Net income

	$2,774	$3,286

	5.9%	6.5%
Adjusted Diluted EPS from Continuing Operations	$0.16	$0.19
Diluted EPS from Continuing Operations	$0.16	$0.18
Diluted Shares Outstanding	17,600	18,268

FUNERAL OPERATIONS
     Total Funeral Operating Revenue for the first quarter increased 9.9% to $37.2 million from $33.8 million in the prior year quarter due to higher same store revenues and additional revenues from the six acquisitions we closed in 2010. Same store Funeral Operating Revenue was $0.6 million or 2.2% higher than the comparable period a year ago as same store contract volume increased by 94 contracts, or 1.8%, and the average revenue for the same store contracts, excluding the preneed funeral trust earnings recognized during the period, increased 0.4% to $5,438. The same store burial rate for the current year quarter decreased 60 basis points to 51.7% from 52.3% in the prior year quarter. Same Store Funeral Field EBITDA increased by $0.4 million or 4.0%, and the related Same Store Funeral Field EBITDA Margin increased 70 basis points to 36.8%.
     Funeral Operating Revenue from the Acquired Portfolio for the first quarter increased $2.7 million or 52.6% from the prior year quarter, and the related Acquired Funeral Field EBITDA increased $0.8 million or 53.7%. Acquired Funeral Field EBITDA Margin increased 20 basis points to 28.8%, which was 800 basis points lower than our Same Store Field EBITDA Margin primarily because of large property rents in our 2010 acquisitions. Contract volume for the acquired funeral portfolio for the first quarter rose 67.0% due to the acquisitions completed in 2010. The first quarter average revenue per contract in the Acquired Portfolio was $3,809, excluding preneed funeral trust earnings, and the burial rate dropped to 33.5% from 43.3% last year, as the new businesses acquired in 2010 were concentrated in higher cremation areas of California and Florida.
CEMETERY OPERATIONS
     Total Cemetery Operating Revenue for the first quarter increased $0.4 million or 4.7% to $9.7 million as preneed property revenue increased by $0.3 million. Total Cemetery Field EBITDA for the first quarter increased $0.6 million or 29.9% to $2.6 million, and Total Cemetery Field EBITDA Margin increased 520 basis points from 21.7% to 26.9% due primarily to the higher revenue and lower controllable operating costs, including a substantial decline in bad debt expense. The substantial improvement in our cemetery portfolio performance is a result of the very experienced and proven operating leadership we attracted to our largest cemeteries and combination operations over the last 18 months.
FINANCIAL OPERATIONS
     Total Financial Revenue includes preneed funeral insurance commission income, earnings from three types of trust funds and preneed insurance policies, and finance charges on our preneed cemetery receivables portfolio. During the first quarter Total Financial Revenue increased by approximately $0.2 million or 6.1% to $4.0 million primarily due to the increasing revenue from our Cemetery Trust fund investments. Beginning in this quarter, we have segregated Financial EBITDA, which includes funeral and cemetery financial revenue and the corresponding costs that had previously been included in Funeral and Cemetery Field EBITDA, to provide more transparent disclosure of our operating segments and trends. Total Financial Field EBITDA for the first quarter of 2011 was $3.6 million and the corresponding Total Financial Field EBITDA Margin was 91.3% compared to $3.4 million and 90.7%, respectively, in the first quarter of 2010.
ACQUISITIONS
     We acquired Schooler Funeral Homes in Amarillo, Texas in early April. Carriage currently owns two other funeral homes and a cemetery in the Amarillo market, and is now positioned to become the leading funeral service provider in this market. Also in April, we acquired Stanfill Funeral Homes located in Miami, Florida, which represents our first entry in the Miami-Dade County market and a continuation of our growth strategy to affiliate with the best remaining independent operators in mostly large strategic markets.
TRUST FUND PERFORMANCE
     We have previously reported on the significant increase in the market value and income in our three types of trust funds that was a result of a highly successful repositioning strategy coordinated with our investment advisor during the 2008/2009 financial and market crisis. After realizing approximately $30 million in equity and fixed income gains in 2010, we have realized $12.6 million of long-term fixed income gains year to date 2011 ($7.6 million in 1st quarter), causing the gains to be allocated to individual contracts which will be reflected as higher financial revenue as these contracts mature. Shown below are consolidated performance metrics for the combined trust fund portfolios (preneed funeral, cemetery merchandise and services, and cemetery perpetual care) at key dates.
($ in 000’s)
Discretionary Accounts

CSV Trust Funds Market Value, Income, Yield and Gain (Loss)
				Unrealized
	Market	Est. Annual	Yield on	Gain /
Date	Value	Income*	Cost	(Loss)

12/31/09	$155,053	$7,170	7.65%	$34,965
12/31/10	$182,970	$8,420	6.10%	$26,965
3/31/11	$189,333	$7,843	5.15%	$27,569
Total Trust Funds

CSV Trust Funds Market Value, Income, Yield and Gain (Loss)
				Unrealized
	Market	Est. Annual	Yield on	Gain /
Date	Value	Income*	Cost	(Loss)

12/31/09	$198,113	$8,221	5.04%	$35,034
12/31/10	$233,371	$9,749	4.74%	$27,698
3/31/11	$239,319	$9,000	4.25%	$27,644

	Investment Performance
	Investment Performance		Index Performance(1)
						50/50 index
Timeframe	Discretionary	Total Trust	DJIA	S&P 500	NASDAQ	Benchmark

5 years ended 12/31/10	64.7%	60.7%	24.4%	25.8%	39.6%	12.4%
3 years ended 12/31/10	47.7%	44.6%	1.7%	4.5%	20.3%	11.3%
1 year ended 12/31/10	21.2%	18.4%	16.7%	15.1%	16.9%	10.8%
3 months ended 3/31/11	5.2%	4.4%	6.4%	5.9%	4.8%	3.2%

(1)	Investment performance includes realized income and unrealized appreciation.

CSV Trust Funds: Portfolio Profile
	3/31/2011		3/31/2011
	Discretionary Trust Funds		Total Trust Funds
Asset Class	MV	%	MV	%
Equities	$95,016	50%	$109,019	46%
Fixed Income	89,280	47%	111,224	46%
Cash	5,037	3%	19,076	8%

Total Portfolios	$189,333	100%	$239,319	100%

OVERHEAD
     Total Overhead increased $0.6 million compared to the first quarter of 2010 and was 11.9% of revenue, an increase of thirty basis points from 11.6% last year. Higher overhead was primarily due to a higher provision for incentive compensation, higher acquisition related activities, and the expansion of our Training and Development Department to improve the service knowledge and skills of field staff.
FREE CASH FLOW
     Carriage produced Free Cash Flow of $2.3 million for the three months ended March 31, 2011, an increase of $0.9 million or 64% compared to $1.4 for the corresponding period in 2010. The sources and uses of cash for the three months ended March 31, 2010 and 2011 consisted of the following (in millions):

	2010	2011
Cash flow provided by operations	$2.9	$3.6
Cash used for maintenance capital expenditures	(1.5)	(1.3)

Free Cash Flow	$1.4	$2.3
Cash at beginning of year	3.6	1.3
Payments against bank credit facility	—	(0.6)
Cash used for growth capital expenditures — funeral homes	—	(0.1)
Cash used for growth capital expenditures — cemeteries	(0.4)	(0.5)
Other investing and financing activities, net	—	(0.1)

Cash at March 31st	$4.6	$2.3

     At March 31, 2011, no amounts were outstanding on the bank credit facility.
FOUR QUARTER OUTLOOK
     The Four Quarter Outlook ranges for the rolling four quarter period ending March 31, 2012 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of death care assets over the next four quarters as its three models are effectively executed. Performance drivers include funeral contract volumes, cremation mix, cemetery preneed property sales, preneed maturities and deliveries, average revenue per service, financial revenue and overhead items. Other variables include the outstanding amounts under our bank credit facility, our effective tax rate which is currently estimated to be approximately 40%, and the estimated number of diluted shares outstanding which is currently estimated to be approximately 18.3 million.
     We have revised upward our Rolling Four Quarter Outlook primarily because of the acquisitions that closed during 2010 and year to date 2011. Though we expect to acquire additional businesses during the next twelve months, we have not forecast any acquisitions in the Four Quarter Outlook ending March 31, 2012 because of the uncertainty as to the timing and size of acquisitions.

ROLLING FOUR QUARTER OUTLOOK — Period Ending March 31, 2012
(amounts in millions, except per share amounts)

Range
Revenues	$198 - $203
Field EBITDA	$69.3 - $71.0
Field EBITDA Margin	35%
Total Overhead	$23.3 - $23.8

Consolidated EBITDA	$46 - $47.2
Consolidated EBITDA Margin	23.2%

Interest	$18.5
Depreciation, Amortization and Stock Compensation	$11.5
Income Taxes	$6.4 - $6.9
Net Income	$9.6 - $10.3
Diluted Earnings Per Share	$0.52 - $0.56
Free Cash Flow	$19.0 - $21.0
     Revenue and earnings for the four quarter period ending March 31, 2012 are expected to increase materially relative to the full calendar year ended December 31, 2010, in which Carriage earned $0.45 per diluted share, for the following reasons:
•	Increase in same store Funeral Revenue averages and same store Funeral Field EBITDA Margins;
•	Increase in acquired Funeral Revenue and acquired Funeral Field EBITDA from the 2010 and 2011 acquisitions;
•	Increase in Financial Revenue from three categories of trust funds.
Long-Term Outlook — Through 2015 (Base Year 2010)
Revenue growth of 6-7% annually, including acquisitions
Consolidated EBITDA growth of 8-10% annually, including acquisitions
Consolidated EBITDA Margin range of 24-26%
EPS growth of 14-16% annually, including acquisitions

CONFERENCE CALL
     Carriage Services has scheduled a conference call for tomorrow, Friday, May 6, 2011 at 10:30 a.m. eastern time. To participate in the call, please dial 800-860-2442 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A telephonic replay of the conference call will be available through May 13, 2011 and may be accessed by dialing 877-344-7529 and using pass code 450625. An audio archive will also be available on the company’s website at www.carriageservices.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Terry Sanford, Executive Vice President and Chief Financial Officer, at terry.sanford@carriageservices.com or 713-332-8475.
     Carriage Services is a leading provider of death care services and products. Carriage operates 151 funeral homes in 25 states and 33 cemeteries in 12 states.
USE OF NON-GAAP FINANCIAL MEASURES
     This press release uses the following Non-GAAP financial measures “free cash flow” and “EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other death care companies. The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. Reconciliations of the Non-GAAP financial measures to GAAP measures are provided at the back of the press release.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements” in the

Company’s Annual Report and Form 10-K for the year ended December 31, 2010, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
— Financial Statements and Tables to Follow —

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, expect share data)

	December 31,	March 31,
	2010	2011
ASSETS

Current assets:
Cash and cash equivalents	$1,279	$2,265
Accounts receivable, net of allowance for bad debts	15,587	15,213
Inventories and other current assets	10,828	10,850

Total current assets	27,694	28,328

Preneed cemetery and funeral trust investments	206,569	212,394
Preneed receivables, net of allowance for bad debts	24,099	23,639
Receivables from preneed funeral trusts	21,866	21,815
Property, plant and equipment, net of accumulated depreciation	128,472	127,998
Cemetery property	71,128	71,139
Goodwill	183,324	183,322
Deferred charges and other non-current assets	7,860	8,353

Total assets	$671,012	$676,988

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt and obligations under capital leases	$563	$574
Accounts payable and accrued liabilities	24,596	21,809

Total current liabilities	25,159	22,383
Senior long-term debt, net of current portion	132,416	131,668
Convertible junior subordinated debenture due in 2029 to an affiliated trust	92,858	92,830
Obligations under capital leases, net of current portion	4,289	4,253
Deferred preneed cemetery and funeral revenue	89,642	90,046
Deferred preneed cemetery and funeral receipts held in trust	160,834	165,936
Care trusts’ corpus	45,941	46,364

Total liabilities	551,139	553,480

Redeemable Preferred Stock	200	200

Stockholders’ equity
Common Stock	213	215
Additional paid-in capital	200,987	201,357
Accumulated deficit	(70,951)	(67,669)
Treasury stock	(10,576)	(10,595)

Total stockholders’ equity	119,673	123,308

Total liabilities and stockholders’ equity	$671,012	$676,988

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the three months ended
	March 31,
	2010	2011

Revenues	$46,847	$50,858
Field costs and expenses	33,330	35,736

Gross profit	13,517	15,122
General and administrative expenses	4,519	5,074

Operating income	8,998	10,048
Interest expense	(4,554)	(4,554)
Other income	218	29

Income before income taxes	4,662	5,523
Provision for income taxes	(1,888)	(2,237)

Net income	2,774	3,286
Preferred stock dividend	4	4

Net income available to common stockholders	$2,770	$3,282

Basic earnings per common share:	$0.16	$0.18

Diluted earnings per common share:	$0.16	$0.18

Weighted average number of common and common equivalent shares outstanding:
Basic	17,379	18,230

Diluted	17,600	18,268

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands, except per share data)

	For the three months ended
	March 31,
	2010	2011

Cash flows from operating activities:
Net income	$2,774	$3,286
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,649	2,581
Provision for losses on accounts receivable	1,109	647
Stock-based compensation expense	544	445
Deferred income taxes	1,676	2,232
Other	(217)	(27)
Changes in operating assets and liabilities that provided (required) cash:
Accounts and preneed receivables	(908)	349
Inventories and other current assets	(215)	(19)
Deferred charges and other	—	(38)
Preneed funeral and cemetery trust investments	(1,161)	1,904
Accounts payable and accrued liabilities	(5,032)	(5,886)
Deferred preneed funeral and cemetery revenue	541	296
Deferred preneed funeral and cemetery receipts held in trust	1,164	(2,186)

Net cash provided by operating activities	2,924	3,584
Cash flows from investing activities:
Growth capital expenditures	(364)	(572)
Maintenance capital expenditures	(1,538)	(1,335)

Net cash used in investing activities	(1,902)	(1,907)
Cash flows from financing activities:
Net payments under credit facility	—	(600)
Payments on senior long-term debt and obligations under capital leases	(110)	(173)
Purchase of convertible junior subordinated debenture	—	(19)
Proceeds from the exercise of stock options and employee stock purchase plan	87	105
Dividend on redeemable preferred stock	(4)	(4)
Other financing expenses	(43)	—

Net cash used in financing activities	(70)	(691)

Net decrease in cash and cash equivalents	952	986
Cash and cash equivalents at beginning of period	3,616	1,279

Cash and cash equivalents at end of period	$4,568	$2,265

CARRIAGE SERVICES, INC.
Selected Financial Data

			(unaudited)
	December 31,		March 31,
Selected Balance Sheet Data:	2010		2011
Cash and short-term investments	$1,279		$2,265
Total Senior Debt (a)	$137,268		$136,495
Days sales in funeral accounts receivable	20.3		19.7
Senior Debt to total capitalization	39.2%		38.7%
Senior Debt to EBITDA (rolling twelve months)	3.3	x	3.2	x

a) -	Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures (unaudited):
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income to EBITDA for the three months ended March 31, 2010 and 2011 and the estimated rolling four quarters ended March 31, 2012 (presented at approximately the midpoint of the range identified in the release)(in 000’s):

	Three months ended March 31,
	2010	2011
Net income	$2,774	$3,286
Provision for income taxes	1,888	2,237

Pre-tax earnings	4,662	5,523
Interest expense, including loan cost amortization	4,554	4,554
Other income	(218)	(29)
Noncash stock compensation	336	445
Depreciation & amortization	2,469	2,398
Special charges	—	335

Adjusted EBITDA	$11,803	$13,226

Revenue	$46,847	$50,858
Adjusted EBITDA margin	25.2%	26.0%
Reconciliation of Diluted EPS to Adjusted Diluted EPS for the three months ended March 31, 2010 and 2011:

	Three months ended March 31,
	2010	2011
Diluted EPS	$0.16	$0.18
Effect of special charges	—	$0.01

Adjusted Diluted EPS	$0.16	$0.19

Reconciliation of Non-GAAP Financial Measures (unaudited), Continued:

Rolling
Four
Quarter
Outlook
March 31,
2012 E
Net income	$9,900
Provision for income taxes	6,600

Pre-tax earnings	16,500
Interest expense, including loan cost amortization	18,500
Depreciation & amortization, including stock compensation	11,500

EBITDA	$46,500

Revenue	$200,500
EBITDA margin	23.2%
Reconciliation of cash provided by operating activities to free cash flow (in 000’s):

	Three months ended March 31,
	2010	2011
Cash provided by operating activities	$2,924	$3,584
Less maintenance capital expenditures	(1,538)	(1,335)

Free cash flow	$1,386	$2,249